Press release
For immediate release
September 20 2007

VIRGINIA, CANADIAN ROYALTIES AND AZIMUT CONTRIBUTE $250,000 FOR THE REHABILITATION OF ABANDONED MINING SITES IN NORTHERN QUÉBEC

Québec, QC. Virginia Mines Inc. ("Virginia"), Canadian Royalties Inc. ("Canadian Royalties") and Azimut Exploration Inc. ("Azimut") are pleased to announce their participation in the Fonds Explor-Action Nunavik (FRAN), which was created to rehabilitate mineral exploration sites in Northern Quebec that have been abandoned for several decades.

The FRAN is a partnership between the Quebec Government, the mining industry and the Inuit community. The fund will allow, starting this year, the cleanup and rehabilitation of abandoned sites. According to previous studies, nearly 600 sites have been identified, of which 18 are considered a priority. Work has already started on several of the 18 priority sites.

Virginia, Canadian Royalties and Azimut are proud to have participated in the creation of FRAN and to make a financial contribution toward rehabilitating abandoned sites.

Following the creation of FRAN in March 2007, more than 30 companies from the mining sector confirmed their financial participation for a total of more than $1.5 million. Virginia, Canadian Royalties and Azimut have respectively contributed $100,000, $100,000 and $50,000 . In addition, Canadian Royalties will continue clean up work of sites abandoned by previous explorers at their Nunavik nickel project.

Virginia, Canadian Royalties and Azimut consider mining exploration and exploitation to be economic activities that should be conducted in a socially and environmentally responsible manner.

 For more information, please contact:

André Gaumond , President, Virginia Mines Inc, mines@virginia.qc.ca,
Tel. 418-694-9832 / Toll Free: 800 476-1853

Glenn J. Mullan , Chairman of the board, Canadian Royalties Inc., www.canadianroyalties.com,
Tel. 514-879-1688 / Toll Free: 877-879-1688

Normand Champigny , Executive vice-president, Azimut Exploration Inc.,
info@azimut-exploration.com, Tel. 450-646-3015

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports including the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events